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                                                                       EXHIBIT 2

                             SHAREHOLDER AGREEMENT
                             ---------------------



Enron Capital & Trade Resources Corp.
1200 Smith Street
Houston, Texas  77002

Ladies and Gentlemen:

          This Letter Agreement is being delivered to you by The Samarac Corporation, a Canadian corporation (the "Stockholder") pursuant to Section 7.0(i) of the Subscription Agreement referred to below. It is understood that Enron Capital & Trade Resource Corp., a Delaware corporation ("ECT"), is relying on this letter in making its decision to purchase the Securities referred to below.

          1. Introduction. The Kafus Capital Corporation (the "Company") has entered into a Subscription Agreement, dated as of July 16, 1997 (the "Subscription Agreement"), with ECT, pursuant to which ECT has agreed to purchase from the Company, and the Company has agreed to sell to ECT. The execution and delivery of this Shareholder Agreement is a condition to the consummation by ECT of the purchase of the Securities pursuant to the Subscription Agreement.

          2.   Definitions.   Initially capitalized terms used but not defined
herein have the meanings ascribed to them in the Subscription Agreement. As used herein, the following terms shall have the meanings set forth below.
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     "Common Stock" means the Common Stock, without par value, of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Restricted Period" has the meaning specified therefor in Section 3 of this Agreement.

     "SEC" means the United States Securities and Exchange Commission.

     "Shares"  has the meaning specified therefor in Section 3 of the Agreement.

          3. Agreement by the Stockholder. The Stockholder represents and warrants to ECT that, as of the date hereof, such Stockholder is the beneficial owner (as defined under Rule 13d-3 promulgated by the SEC under the Exchange
Act) of the number of shares of Common Stock set forth on Annex A to this Shareholder Agreement (the "Shares"). The Stockholder owns the Shares free and clear of all Liens. The Stockholder agrees that it will not sell more than 5% of the Shares during any period of 12 consecutive months during the period commencing on the date hereof and ending on the third anniversary of the date of this Shareholder Agreement (the "Restricted Period"). In addition, the Stockholder covenants and agrees with ECT that (i) in the event any applicable law,
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rule or regulation (including any regulation of any securities exchange on which the Common Stock is or becomes traded) requires that the conversion of the Preference Shares or the exercise of any Warrants or Additional Warrants be approved by the Board of Directors or the shareholders of the Company, or (ii) Purchaser requests that its designee be elected as a director of the Company, as contemplated by Section 6.0 of the Subscription Agreement, then the Stockholder, in each case, shall vote all of the Shares owned by the Stockholder in favor of any such proposal, and shall take such other actions as may reasonably be necessary to allow such conversion or exercise or to elect any such designee submitted for election to the shareholders, at the earliest practicable time.

            4. Communications. All notices and demand provided for hereunder shall be in writing, by telecopy (confirmed by overnight courier), air courier guaranteeing overnight delivery or personal delivery, to the following respective addresses:

          to ECT:

          Enron Capital & Trade Corp.
          1400 Smith Street
          Houston, Texas  77002
          Attention:
          Telecopier:


          to The SAMARAC Corporation:

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          1155 Robson Street
          Vancouver, British Columbia
          V6E, Canada
          Attention: Mr. Ken Swaisland
          Telecopier: (604) 685-2426

or to such other address as such Person may designate in writing. All such notices and communications and all notices and communications shall be deemed to have been duly given at the time delivery by hand if personally delivered; when receipt acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

            5. Binding Effect: Assignment. This Shareholder Agreement shall be binding upon the Stockholder and its respective successors and permitted assigns. Except as expressly provided in this Shareholder Agreement, this Shareholder Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Shareholder Agreement, and their respective successor and permitted assigns.

            6. Governing Law. The laws of the state of New York, U.S.A. will govern this Shareholder Agreement, without regard to principles of conflicts of laws.

            7. Severability of Provisions. Any provision of this Shareholder Agreement which is prohibited or

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unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

            8. Headings. The Section headings used or contained in this Shareholder Agreement are for convenience of references only and shall not affect the construction of this Shareholder Agreement.

          IN WITNESS WHEREOF, the Stockholder has executed this Shareholder Agreement, effective as of the ___ day of July, 1997.



                                           THE SAMARAC CORPORATION

                                           By:/s/ Kenneth F. Swaisland
                                              -------------------------
                                           Name: Kenneth F. Swaisland
                                                -----------------------
                                           Title: President
                                                 ----------------------

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                                    ANNEX A
                                    -------


                                      Number of Shares of
       Record Owner                   Common Stock of Company
       ------------                   -----------------------

       The SAMARAC Corporation         10,000,324 (55.87%)

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